Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

Dated as of September 26, 2019

To

INDENTURE

Dated as of September 26, 2019

6.875% SENIOR NOTES DUE 2029

JMP GROUP LLC,

as the Company,

and

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

TABLE OF CONTENTS

i

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of September 26, 2019, between JMP Group LLC, a limited liability company existing under the laws of the State of Delaware (the “Company”), and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”).

RECITALS

A.     The Company has executed and delivered to the Trustee an indenture, dated as of September 26, 2019 (the “Base Indenture”), providing for the issuance from time to time of one or more series of the Company’s debentures, notes or other evidences of indebtedness.

B.     The Company desires and has requested the Trustee pursuant to Section 9.1 of the Base Indenture to join with it in the execution and delivery of this First Supplemental Indenture in order to supplement the Base Indenture (together with the First Supplemental Indenture, the “Indenture”) as and to the extent set forth herein to provide for the issuance and the terms of the Notes.

C.     The execution and delivery of this First Supplemental Indenture has been duly authorized by the board of directors of the Company.

D.     Concurrent with the execution hereof, the Company has caused to be delivered to the Trustee an Opinion of Counsel and an Officer’s Certificate (both as defined in the Base Indenture) pursuant to Sections 1.2 and 9.3 of the Base Indenture.

E.     All conditions and requirements necessary to make this First Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery thereof have been in all respects duly authorized by the parties hereto.

NOW, THEREFORE, the Company and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the 6.875% Senior Notes due 2029 (the “Notes”):

ARTICLE 1

DEFINITIONS AND INCORPORATION
BY REFERENCE

Section 1.1     Relationship with Base Indenture. The terms and provisions contained in the Base Indenture will constitute, and are hereby expressly made, a part of this First Supplemental Indenture and the Company and the Trustee, by their execution and delivery of this First Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of the Base Indenture conflicts with the express provisions of this First Supplemental Indenture, the provisions of this First Supplemental Indenture will govern and be controlling in respect of the Notes.

The Trustee accepts the amendment of the Base Indenture effected by this First Supplemental Indenture and agrees to execute the trust created by the Base Indenture as hereby amended, but only upon the terms and conditions set forth in this First Supplemental Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee in the performance of the trust created by the Base Indenture.

Section 1.2     Definitions. Capitalized terms used herein without definition shall have the respective meanings set forth in the Base Indenture. The following terms have the meanings given to them in this Section 1.2 only for purposes of this First Supplemental Indenture:

“Additional Notes” has the meaning assigned to such term in Section 2.2 hereof.

“Base Indenture” has the meaning set forth in the recitals to this First Supplemental Indenture, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“DTC” has the meaning assigned to such term in Section 2.1(c) hereof.

“First Supplemental Indenture” means this First Supplemental Indenture, dated as of the date hereof, by and between the Company and the Trustee, governing the Notes, as amended, supplemented or otherwise modified from time to time in accordance with the Base Indenture and the terms hereof.

“Global Notes” means, individually and collectively, each of the Global Notes, in the form of Exhibit A hereto issued in accordance with Section 2.1 hereof.

“Indenture” means the Base Indenture, as supplemented by this First Supplemental Indenture, governing the Notes, together, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Initial Notes” means the first $36,000,000 aggregate principal amount of Notes issued under this First Supplemental Indenture on the date hereof at a price equal to 100% of the aggregate principal amount thereof.

“Notes” has the meaning assigned to it in the recitals to this First Supplemental Indenture.

“Prospectus” means the Prospectus dated September 19, 2019, pursuant to which the Initial Notes were offered.

“Significant Subsidiary” has the meaning assigned to such term in Regulation S-X under the Exchange Act.

ARTICLE 2

THE NOTES

Section 2.1     Form and Dating. (a) The Notes and the Trustee’s certificate of authentication included thereon will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes will be issued in registered form, without interest coupons, in denominations of integral multiples of $25 principal amount.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this First Supplemental Indenture, and the Company and the Trustee, by their execution and delivery of this First Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. To the extent any provision of this First Supplemental Indenture or any Note conflicts with the express provisions of the Base Indenture, the provisions of this First Supplemental Indenture or the Notes, as the case may be, will govern and be controlling.

(b)     Notes issued in global form will be substantially in the form of Exhibit A attached hereto (including, with respect to any Global Note, the Global Note Legend thereon), and will be issued in permanent form. Each Note will represent such of the Outstanding Notes as will be specified therein and each will provide that it will represent the aggregate principal amount of Outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of Outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Note to reflect the amount of any increase or decrease in the aggregate principal amount of Outstanding Notes represented thereby will be made by the Trustee or the custodian of the Notes, at the direction of the Trustee, in accordance with written instructions given by the Holder thereof as required by Section 3.5 of the Base Indenture. The Trustee shall reflect any increase in the principal amount of any Global Note in an amount equal to such increase on the schedule attached to such Global Note.

(c)     The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

(d)     The Company initially appoints U.S. Bank National Association to act as Paying Agent with respect to the Notes.

(e)     The Notes shall not be:

(i)     exchangeable for nor convertible into the Capital Stock of the Company or any other security;

(ii)     guaranteed by any Person;

(iii)     secured by any collateral; or

(iv)     issuable upon the exercise of warrants.

(f)     The Company will not pay additional amounts on Notes held by a person who is not a U.S. person in respect of any tax, assessment or governmental charge withheld or deducted.

Section 2.2     Issuance of Additional Notes. The Company will be entitled, upon delivery of an Officer’s Certificate and an Opinion of Counsel, to issue Additional Notes under the Base Indenture and this First Supplemental Indenture on the same terms and conditions as the Initial Notes issued on the date hereof, other than with respect to the date of issuance, the issue price and interest accrued prior to the issue date (“Additional Notes”), and with the same CUSIP number as the Initial Notes, provided that such Additional Notes constitute part of the same issue as the Initial Notes for U.S. federal income tax purposes. The Initial Notes issued on the date hereof and any Additional Notes issued will be treated as a single class for all purposes under this First Supplemental Indenture.

With respect to any Additional Notes, the Company will set forth in a resolution of its Board of Directors and an Officer’s Certificate, a copy of each which will be delivered to the Trustee, the following information:

(a)     the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this First Supplemental Indenture; and

(b)     the issue price, the issue date, the initial interest payment date and the CUSIP number of such Additional Notes.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.1     Notice of Redemption; Selection of Notes. The Company will send, or cause to be sent, notice of any redemption at least 30 days but not more than 60 days before the date of redemption to each Holder of the Notes to be redeemed setting forth the information to be stated in such notice as provided in Section 11.4 of the Base Indenture. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by such method as the Trustee deems to be fair and appropriate in accordance with methods generally used at the time of selection by fiduciaries in similar circumstances.

Section 3.2     Optional Redemption. The Company may, at its option, at any time and from time to time, on or after September 30, 2021, redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to, but not including, the date of redemption. The Trustee shall reflect any decrease in the principal amount of any Global Note in an amount equal to such decrease on the schedule attached to such Global Note.

Section 3.3     Mandatory Redemption. The Company is not obligated to redeem or purchase any of the Notes pursuant to any sinking fund or analogous provision or at the option of any Holder.

ARTICLE 4

DEFEASANCE AND COVENANT DEFEASANCE

Section 4.1     Defeasance and Covenant Defeasance. Section 4.2 of the Base Indenture, as amended pursuant to clause (b) below, shall be applicable to the Notes.

(b)     Section 4.2 of the Base Indenture shall be amended by amending and restating subclause (3) thereof in its entirety with respect to the Notes as follows:

“(3)     Upon the Company’s exercise of the above option applicable to this Section 4.2(3) with respect to any Securities of or within a series, the Company shall be released from its obligations to comply with any term, provision or condition under Section 8.1 with respect to such Securities (and, to the extent specified pursuant to Section 3.1, any other restrictive covenant added for the benefit of such Securities) on and after the date the conditions set forth in clause (4) of this Section 4.2 are satisfied (hereinafter, “covenant defeasance”), and such Securities shall thereafter be deemed to be not “Outstanding” for the purposes of any direction, waiver, consent or declaration or Act of Holders (and the consequences of any thereof) in connection with any such covenant, but shall continue to be deemed “Outstanding” for all other purposes hereunder. For this purpose, such covenant defeasance means that, with respect to such Outstanding Securities, the Company may omit to comply with, and shall have no liability in respect of, any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any covenant or by reason of reference in any such covenant to any other provision herein or in any other document, and such omission to comply shall not constitute a default or an Event of Default under Section 5.1(3) or Section 5.1(4), and the occurrence of any event described in Section 5.1(5) shall not be deemed to be an Event of Default with respect to the Notes; provided, however, that except as specified above, the remainder of this Indenture and such Securities shall be unaffected thereby; provided further, that the obligations of the Company with respect to the payment of Additional Amounts, if any, on such Securities as contemplated by Section 10.4 shall remain unsatisfied only to the extent that the Additional Amounts payable with respect to such Securities exceed the amount deposited in respect of such Additional Amounts pursuant to Section 4.2(4)(a) below; provided further, that notwithstanding a covenant defeasance with respect to Section 8.1, any Person to whom a sale, assignment, transfer, lease, conveyance or other disposition is made pursuant to Section 8.1, shall as a condition to such sale, assignment, transfer, lease, conveyance or other disposition, assume by an indenture supplemental hereto in form satisfactory to the Trustee, executed by such successor Person and delivered to the Trustee, the obligations of the Company to the Trustee under Section 6.7 and the second to the last paragraph of Section 4.2.”

ARTICLE 5

REMEDIES

Section 5.1     Events of Default. Section 5.1 of the Base Indenture shall be amended and restated in its entirety with respect to the Notes as follows:

“Section 5.1     Events of Default.

“Event of Default,” wherever used herein with respect to the Notes, means any one of the following events:

(1)     failure by the Company to pay the principal of any Note when due, whether at maturity, upon redemption or otherwise;

(2)     failure by the Company to pay an installment of interest on any Note when due, if the failure continues for 30 days after the date when due;

(3)     failure by the Company to comply with its obligations under Section 8.1 of this Indenture;

(4)     failure by the Company to comply with any other term, covenant or agreement contained in the Notes or the Indenture, if such failure is not cured within 60 days after notice to the Company by the Trustee or to the Trustee and the Company by Holders of at least 25% in aggregate principal amount of the Notes then Outstanding;

(5)     a default by the Company or any of its Significant Subsidiaries in the payment when due, after the expiration of any applicable grace period, of principal of or interest on, indebtedness for money borrowed in the aggregate principal amount then outstanding of $10.0 million or more, or acceleration of the Company’s or any of its Significant Subsidiaries’ indebtedness for money borrowed in such aggregate principal amount then outstanding of $10.0 million or more so that it becomes due and payable before the date on which it would otherwise have become due and payable;

(6)     failure by the Company or any of its Significant Subsidiaries, within 30 days, to pay, bond or otherwise discharge any final, non-appealable judgments or orders for the payment of money the total uninsured amount of which for the Company or any of its Significant Subsidiaries exceeds $10.0 million, which are not stayed on appeal;

(7)     a decree or order by a court having jurisdiction in the premises shall have been entered adjudging the Company or any of its Significant Subsidiaries or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary bankrupt or insolvent, or approving as properly filed a petition seeking liquidation or reorganization of the Company or any of its Significant Subsidiaries or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary under any applicable bankruptcy, insolvency, reorganization or other similar law, and such decree or order shall have continued unvacated and unstayed for a period of 90 days; an involuntary case shall be commenced under any applicable bankruptcy, insolvency, reorganization or other similar law in respect of the Company or any of its Significant Subsidiaries or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary and shall continue undismissed for a period of 90 days or an order for relief in such case shall have been entered and such order shall have remained in force unvacated and unstayed for a period of 90 days; or a decree or order of a court having jurisdiction in the premises shall have been entered for the appointment on the ground of insolvency or bankruptcy of a receiver, custodian, liquidator, trustee or assignee in bankruptcy or insolvency of the Company or any of its Significant Subsidiaries or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary or of such Person’s or Persons’ property, or for the winding up or liquidation of Person’s or Persons’ affairs, and such decree or order shall have remained in force unvacated and unstayed for a period of 90 days; and

(8)     the Company or any of its Significant Subsidiaries or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary shall institute proceedings to be adjudicated a voluntary bankrupt, shall consent to the filing of a bankruptcy proceeding against it, shall file a petition or answer or consent seeking liquidation or reorganization under any applicable bankruptcy, insolvency, reorganization or other similar law, shall consent to the filing of any such petition or shall consent to the appointment on the ground of insolvency or bankruptcy of a receiver or custodian or liquidator or trustee or assignee in bankruptcy or insolvency of it or of its property, or shall make a general assignment for the benefit of creditors.”

Section 5.2     References to Section 5 of the Indenture. The Base Indenture shall be amended with respect to the Notes by (a) replacing each reference to “Section 5.1(5)” appearing therein with “Section 5.1(7)” and (b) replacing each reference to “Section 5.1(6)” appearing therein with “Section 5.1(8)”. For the avoidance of doubt, such amendments shall not apply to portions of the Base Indenture that are amended and restated pursuant to this First Supplemental Indenture.

Section 5.3     Acceleration of Maturity; Rescission and Annulment. Section 5.2 of the Base Indenture shall be amended and restated in its entirety with respect to the Notes as follows:

“Section 5.2     Acceleration of Maturity; Rescission and Annulment.

(a)     If an Event of Default, other than an Event of Default referred to in Section 5.1(7) or (8) above with respect to the Company (but including an Event of Default referred to in Sections 5.1(7) or (8) with respect to a Significant Subsidiary, or group of Subsidiaries that in the aggregate would constitute a Significant Subsidiary, of the Company), has occurred and is continuing, either the Trustee, by notice to the Company, or the Holders of at least 25% in aggregate principal amount of the Notes then Outstanding, by notice to the Company and the Trustee, may declare the principal of, and any accrued and unpaid interest on, all Notes to be immediately due and payable. In the case of an Event of Default referred to in Sections 5.1(7) or (8) above with respect to the Company (and not solely with respect to a Significant Subsidiary, or group of Subsidiaries that in the aggregate would constitute a Significant Subsidiary, of the Company), the principal of, and accrued and unpaid interest on, all Notes will automatically become immediately due and payable.

(b)     Notwithstanding paragraph (a) above, for the first 360 days immediately following an Event of Default relating to (i) the Company’s failure to file with the Trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that it is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act or (ii) the Company’s failure to comply with its reporting obligations to the Trustee set forth under Section 7.4 of this Indenture, the sole remedy for any such Event of Default shall be the accrual of additional interest on the Notes at a rate per annum equal to (i) 0.25% of the outstanding principal amount of the Notes for the first 180 days following the occurrence of such Event of Default and (ii) 0.50% of the outstanding principal amount of the Notes for the next 180 days after the first 180 days following the occurrence of such Event of Default, in each case, payable quarterly at the same time and in the same manner as regular interest on the Notes. This additional interest will accrue on all outstanding Notes from, and including the date on which such Event of Default first occurs to, and including, the 360th day thereafter (or such earlier date on which such Event of Default shall have been cured or waived). In addition to the accrual of such additional interest, on and after the 360th day immediately following an Event of Default relating to such reporting obligations, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare the principal amount of the Notes and any accrued and unpaid interest through the date of such declaration, to be immediately due and payable.

(c)     The Holders of a majority in aggregate principal amount of the then Outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders of such Notes, rescind or annul any declaration or acceleration and its consequences, if (i) the rescission would not conflict with any order or decree, (ii) all existing Events of Default with respect to such Notes (except nonpayment of principal or interest that has become due solely because of the acceleration) have been cured or waived and (iii) the Company has paid or deposited with the Trustee a sum of money sufficient to pay (A) all overdue installments of interest on the Notes, (B) the principal of the Notes which have become due otherwise than by the declaration of acceleration or automatic acceleration and interest thereon at the rate or rates borne by or provided in the Notes, (C) interest upon overdue interest at the rate or rates prescribed therefor in the Notes and (D) all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.”

ARTICLE 6

TRUSTEE

Section 6.1     Notice of Defaults. Section 6.3 of the Base Indenture shall be amended and restated in its entirety with respect to the Notes as follows:

“Section 6.3     Notice of Defaults.

If a default or Event of Default occurs and is continuing with respect to the Notes and if it is known by a Responsible Officer of the Trustee, the Trustee will mail to Holders of such Notes a notice of the default or Event of Default promptly but in any event within 30 days after a Responsible Officer of the Trustee has knowledge of the default or Event of Default. Except in the case of a default or Event of Default in payment of principal of or interest on any Note, the Trustee may withhold the notice if such default or Event of Default has been cured or waived or if and so long as a committee of Responsible Officers of the Trustee in good faith determines that withholding the notice is in the best interests of the Holders.”

ARTICLE 7

REPORTS BY COMPANY

Section 7.1     Reports by Company. Section 7.4 of the Base Indenture shall be amended with respect to the Notes by (a) deleting the “and” appearing at the end of subclause (3) thereof, (b) replacing the period appearing at the end of subclause (4) thereof with “; and” and (c) inserting immediately after subclause (4) thereof the following subclause (5) in its entirety as follows:

“(5)     promptly notify the Trustee upon becoming aware of the occurrence of any default or Event of Default.”

ARTICLE 8

SUPPLEMENTAL INDENTURES

Section 8.1     Supplemental Indentures without Consent of Holders. Section 9.1 of the Base Indenture shall be amended and restated in its entirety with respect to the Notes as follows:

“Section 9.1     Supplemental Indentures without Consent of Holders.

Without the consent of any Holders of Notes, the Company (when authorized by or pursuant to a Board Resolution) and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental hereto, in form and substance satisfactory to the Trustee, for any of the following purposes:

(1)     to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and in the Notes;

(2)     to add to the covenants of the Company or to surrender any right or power conferred on the Company pursuant to the Indenture;

(3)     to establish the form and terms of the Notes as permitted by the Indenture;

(4)     to evidence and provide for a successor Trustee under the Indenture or to provide for or facilitate the administration of the trusts under the Indenture by more than one Trustee;

(5)     to cure any ambiguity, to correct or supplement any provision in the Indenture that may be defective or inconsistent with any other provision of the Indenture or to make any other provisions with respect to matters or questions arising under the Indenture; provided that no such action pursuant to this clause shall adversely affect the interests of the Holders of Notes in any material respect;

(6)     to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of the Notes under the Indenture;

(7)     to add any additional events of default with respect to the Notes;

(8)     to supplement any of the provisions of the Indenture as may be necessary to permit or facilitate the defeasance and discharge of the Notes, provided that such action does not adversely affect the interests of any Holder of an Outstanding Note in any material respect;

(9)     to make provisions with respect to the conversion or exchange rights of Holders of Notes;

(10)     to pledge to the Trustee as security for the Notes any property or assets;

(11)     to add guarantees in respect of the Notes;

(12)     to provide for certificated notes in addition to or in place of Global Notes;

(13)     to qualify the Indenture under the Trust Indenture Act;

(14)     to conform the text of the Indenture or the Notes to any provision of the “Description of Notes” set forth in the Prospectus to the extent that such provision, in the good faith judgment of the Company, was intended to be a verbatim recitation of a provision of the Indenture or the Notes; or

(15)     to make any other change that does not adversely affect the rights of Holders of Notes in any material respect.

The Trustee is hereby required to join with the Company and any guarantors in the execution of any such supplemental indenture, to make any further appropriate agreements and stipulations which may be therein contained and to accept the conveyance, transfer, assignment, mortgage or pledge of any property thereunder, but the Trustee shall not be obligated to enter into any such supplemental indenture which affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise.”

Section 8.2     Supplemental Indentures with Consent of Holders. Section 9.2 of the Base Indenture shall be amended and restated in its entirety with respect to the Notes as follows:

“Section 9.2     Supplemental Indentures with Consent of Holders.

With the consent of the Holders of not less than a majority in principal amount of the Outstanding Notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for Notes), by Act of said Holders delivered to the Company and the Trustee, the Company (when authorized by or pursuant to a Board Resolution) and the Trustee may enter into indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders of Notes; provided, however, that no such supplemental indenture, without the consent of the Holder of each Outstanding Note affected thereby, shall:

(1)     change the Stated Maturity of the principal of, or any interest or additional amounts on, such Notes, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest or any additional amounts thereon, or change the redemption provisions or adversely affect the right of repayment at the option of the Holder, or change the place of payment or currency in which the principal of or any interest or additional amounts with respect to any Note is payable, or impair or affect the right of any Holder of Notes to institute suit for the payment after such payment is due (except a rescission and annulment of acceleration with respect to the Notes by the Holders of at least a majority in aggregate principal amount of the then Outstanding Notes of such series and a waiver of the payment default that resulted from such acceleration);

(2)     reduce the percentage of Outstanding Notes, the consent of the Holders of which is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver or reduce the quorum required for voting; or

(3)     modify any of the provisions of the sections of the Indenture relating to supplemental indentures with the consent of the Holders, waivers of past defaults or securities redeemed in part, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of each Holder affected thereby.

A supplemental indenture that changes or eliminates any covenant or other provision of this Indenture that shall have been included expressly and solely for the benefit of one or more particular series of Securities, or that modifies the rights of the Holders of Securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under this Indenture of the Holders of Securities of any other series.

It shall not be necessary for any Act of Holders of Securities under this Section 9.2 to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such Act shall approve the substance thereof.

Upon the request of the Company, accompanied by a copy of a Board Resolution authorizing the execution of any such supplemental indenture, and upon the filing with the Trustee of evidence of the consent of Holders of Securities as aforesaid, the Trustee shall join with the Company and any guarantors in the execution of such supplemental indenture unless such supplemental indenture affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such supplemental indenture.”

ARTICLE 9

MISCELLANEOUS

Section 9.1     Trust Indenture Act Controls. If any provision of this First Supplemental Indenture limits, qualifies or conflicts with the duties imposed by Section 318(c) of the Trust Indenture Act, the imposed duties will control.

Section 9.2     Governing Law, Waiver of Trial by Jury. This First Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in said state. Each of the Company and the Trustee hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in any legal proceeding arising out of or relating to the Indenture, the Notes or the transactions contemplated hereby.

Section 9.3     Successors and Assigns. All covenants and agreements in this First Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

Section 9.4     Separability Clause. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 9.5     Counterparts. This First Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 9.6     Effect of Headings and Table of Contents. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

[Signature Pages Follow]

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first written above.

JMP GROUP LLC

By:	/s/ Raymond S. Jackson
Name: Raymond S. Jackson Title: Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Alicia Pelletier
Name: Alicia Pelletier
Title: Officer

[Signature Page to JMP Group LLC – First Supplemental Indenture]

EXHIBIT A

FORM OF FACE OF NOTE

[GLOBAL NOTE LEGEND]

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS NOTE MAY NOT BE TRANSFERRED TO, OR REGISTERED OR EXCHANGED FOR SECURITIES REGISTERED IN THE NAME OF, ANY PERSON OTHER THAN THE DEPOSITARY OR A NOMINEE THEREOF AND NO SUCH TRANSFER MAY BE REGISTERED, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE. EVERY NOTE AUTHENTICATED AND DELIVERED UPON REGISTRATION OF TRANSFER OF, OR IN EXCHANGE FOR OR IN LIEU OF, THIS NOTE SHALL BE A GLOBAL NOTE SUBJECT TO THE FOREGOING, EXCEPT IN SUCH LIMITED CIRCUMSTANCES.

CUSIP No. 46629U 404

ISIN 46629U4040

JMP GROUP LLC
6.875% SENIOR NOTES DUE 2029

No.___	$_________
As revised by the
Schedule of Increases
or Decreases attached hereto

Interest. JMP Group LLC, a limited liability company existing under the laws of the State of Delaware (herein called the “Company”), for value received, hereby promises to pay to ___________ or registered assigns, the principal sum of Thirty-Six Million United States dollars (U.S. $36,000,000), as revised by the Schedule of Increases or Decreases attached hereto, on September 30, 2029, and to pay interest thereon from September 26, 2019, or from the most recent interest payment date to which interest has been paid or duly provided for, quarterly in arrears on March 30, June 30, September 30 and December 30 of each year, commencing December 30, 2019, at the rate of 6.875% per annum, until the principal hereof is paid or made available for payment. Interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Method of Payment. The interest so payable, and punctually paid or duly provided for, on any interest payment date will, as provided in the Indenture (as defined on the reverse hereof), be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the relevant record date for such interest, which shall be March 15, June 15, September 15 and December 15, as the case may be, next preceding such interest payment date.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Authentication. Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

JMP GROUP LLC

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes of the series designated therein referred to in the within-mentioned Indenture.

Date of authentication:	U.S. BANK NATIONAL ASSOCIATION, as the Trustee

By:
Authorized Signatory

FORM OF REVERSE OF NOTE

Indenture. This Note is one of a duly authorized issue of securities of the Company (herein called the “Notes”), issued and to be issued in one or more series under an Indenture, dated as of September 26, 2019, as supplemented by the First Supplemental Indenture, dated as of September 26, 2019 (as so supplemented, herein called the “Indenture”), between the Company and U.S. Bank National Association, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof, initially limited in aggregate principal amount to $36,000,000.

Place of Payment. Payments of the principal of and interest on the Notes shall be made in U.S. Dollars at the office of the Paying Agent. However, the Company may make any payments in respect of the Notes by check or wire transfer payable in U.S. Dollars. The Company may mail an interest check to the Holder’s last address. Notwithstanding the foregoing, so long as a Note is registered in the name of a Depositary or its nominee, all payments thereon shall be made by wire transfer of immediately available funds to the account of the Depositary or its nominee.

Optional Redemption. The Notes of this series are subject to redemption at the Company’s option, at any time and from time to time, on or after September 30, 2021, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to, but not including, the date of redemption. If the date of redemption is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such interest record date, and no additional interest is payable to Holders whose Notes will be subject to redemption by the Company. Unless the Company defaults in payment of the redemption price, on and after the date of redemption, interest shall cease to accrue on the Notes or the portions thereof called for redemption.

Except as set forth above, the Notes will not be redeemable by the Company prior to maturity and will not be entitled to the benefit of any sinking fund.

Defaults and Remedies. If an Event of Default with respect to Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

Amendment, Modification and Waiver. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Notes at the time outstanding. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Notes at the time outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

Covenants. The Indenture contains customary covenants that require the Company to pay the principal and interest on the Notes when due and provide the Trustee with a copy of the reports that the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act.

Denominations, Transfer and Exchange. The Notes of this series are issuable only in registered form, without interest coupons, in denominations of integral multiples of $25. As provided in the Indenture and subject to certain limitations therein set forth, Notes of this series are exchangeable for a like aggregate principal amount of Notes of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any transfer or exchange of any Note, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Persons Deemed Owners. Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

Miscellaneous. The Indenture and this Note shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in said state.

All terms used in this Note and not defined herein shall have the meanings assigned to them in the Indenture.

SCHEDULE OF INCREASES OR DECREASES

The following increases or decreases in this Note have been made:

Date of Exchange	Amount of increase in Principal Amount of this Note	Amount of decrease in Principal Amount of this Note	Principal Amount of this Note following each decrease or increase	Signature of authorized signatory of Trustee

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